UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2007
Health Benefits Direct Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(Address of principal executive offices)
(484) 654-2200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 21, 2007, Health Benefits Direct Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, HBDC Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), System Consulting Associates, Inc., a Pennsylvania corporation (“SCA”), and the shareholders of SCA party thereto (the “Shareholders”). The Company and SCA expect to close the Merger (as defined below) on October 1, 2007 (the “Closing Date”).
     The Merger Agreement provides for a business combination whereby SCA will be merged with and into Merger Sub in accordance with the terms of the Merger Agreement, with Merger Sub continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Merger”). The aggregate amount paid by the Company on the Closing Date with respect to all outstanding shares of capital stock of SCA (such amount, the “Merger Consideration”) was $2,000,000.00, consisting of (a) $850,000.00 in cash and (b) such number of unregistered shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that have a value of $1,150,000 based on the average closing price per share of Company Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the Closing Date (“Share Merger Consideration”). Upon the effectiveness of the Merger, each share of SCA Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a pro rata portion of the Merger Consideration. The Company will place certificates representing an amount equal to $300,000 of the Company Common Stock that otherwise would be payable to the Shareholders as Merger Consideration into an escrow account, which will be held in escrow for a period of one year to satisfy any indemnification claims by the Company or Merger Sub under the Merger Agreement.
     The Shareholders have agreed to jointly and severally indemnify the Company and Merger Sub from any losses in connection with, among other things, fraud or the breach of any representation relating to capitalization, organization and good standing, authority and enforceability, brokers or finders and taxes, provided that the maximum liability of any Shareholder other than Robert Oakes shall be such Shareholder’s proportionate share of the Merger Consideration. The Shareholders’ total indemnification obligations are, subject to certain exceptions, capped at $1,000,000.00
     The Company, SCA and the Shareholders have made customary representations, warranties and covenants in the Merger Agreement, including a covenant by the Shareholders not to compete with the business of, or solicit any employee of, SCA or the surviving entity for a period of three years after the effective time of the Merger. The Merger Agreement contains certain termination rights for both the Company and SCA.
     The Merger Agreement contains, among other customary closing conditions, that Merger Sub and the former partners of BileniaTech, L.P., a Delaware limited partnership (“Bilenia”), enter into an Agreement to Transfer Partnership Interests, whereby the former Bilenia partners will sell to Merger Sub, immediately prior to the closing of the Merger, all of the partnership interests of Atiam Technologies, L.P., a Delaware limited partnership and a subsidiary of SCA (“Atiam”), owned by such partners (such transaction is referred to herein as the “Bilenia Purchase”) for total consideration of $1,000,000.00, thereby vesting in Merger Sub a 100% ownership interest in Atiam upon the closing of the Merger.
     Simultaneously with the closing of the Merger and pursuant to the Merger Agreement, the Company has agreed to enter into a Registration Rights Agreement with each of the Shareholders relating to the shares of Company Common Stock issued to the Shareholders under the Merger Agreement.

     The Board of Directors of the Company and the sole manager and sole member of Merger Sub separately approved the Merger Agreement, the Merger and related transactions.
     A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.
     A copy of the press release relating to the signing of the Merger Agreement, dated September 25, 2007, is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of September 21, 2007, by and among Health Benefits Direct Corporation, HBDC Acquisition, LLC, System Consulting Associates, Inc. and the shareholders of System Consulting Associates, Inc. party thereto.

In accordance with Item 601(b)(2) of Regulation S-B, the schedules and exhibits to the Merger Agreement are omitted. We agree to furnish supplementally a copy of any omitted schedules and exhibits to the Commission upon request.

99.1	Press Release dated September 25, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH BENEFITS DIRECT CORPORATION

Date: September 26, 2007	By:	/s/ Anthony R. Verdi

	Name:	Anthony R. Verdi
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of September 21, 2007, by and among Health Benefits Direct Corporation, HBDC Acquisition, LLC, System Consulting Associates, Inc. and the Shareholders of System Consulting Associates, Inc. party thereto.

In accordance with Item 601(b)(2) of Regulation S-B, the schedules and exhibits to the Merger Agreement are omitted. We agree to furnish supplementally a copy of any omitted schedules and exhibits to the Commission upon request.

99.1	Press Release dated September 25, 2007